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                                                                    EXHIBIT 99.1

AMERICAN TELESOURCE INTERNATIONAL INC.
12500 NETWORK BLVD., SUITE 407, SAN ANTONIO, TEXAS 78249

FOR IMMEDIATE RELEASE

CONTACT:       DON L. MERRILL, JR.
PHONE:         (210) 558-6090
FAX:           (210) 558-6095
INTERNET:      HTTP://WWW.ATSI.NET                     STOCK SYMBOL:  ATIL.CDN

           AMERICAN TELESOURCE INTERNATIONAL INC. ACQUIRES MEXICO'S

                        LARGEST PRIVATE CASETA OPERATOR

     San Antonio, Texas, May 21, 1997 American TeleSource International Inc. ("ATSI") has entered into an agreement to purchase up to 100% of the outstanding shares of Mexico's largest private caseta operator, Sistema de Telefonia Computarizada, S.A. de C.V. ("Computel"). Under the terms of the agreement, ATSI initially acquired 55% of the shares of Computel effective May 1, 1997, and has the right to acquire the remaining 45% through a series of subsequent transactions. ATSI expects to complete the entire acquisition on or before July 31, 1997.

     Based in Guadalajara, Mexico, the 12 year old company owns and operates 147 casetas (public calling stations) in 70 cities throughout Mexico, with annualized revenues of approximately U.S. $6 million. Computel has positioned itself as a leader in public calling stations in Mexico providing local calls, domestic Mexico and international long distance, calling and credit card calls, voice mail, fax transmission and reception. Through its standardization of logos, fixtures and furniture, Computel has established a highly recognized, positive corporate image at a nationwide level.

     Arthur L. Smith, President of ATSI states "Strategic synergies exist between the two companies with Computel's retail distribution channels highly complimenting ATSI's network and facilities based operation. Computel provides ATSI with an existing management and operations team within Mexico to assist it in the implementation of its public phone and calling card strategies. This team, combined with ATSI's 20 year long distance resale license recently granted by the Mexican government, further solidifies ATSI's position in the marketplace. Deeper volume discounts and network efficiencies are created by combining the call volumes generated by the two companies and utilizing ATSI's infrastructure, allowing for increased improvements to our bottom line."

     American TeleSource International, Inc. is the owner of The San Antonio International Teleport, and is a provider of international networks for voice, data, fax, and Internet, as well as call services for domestic and international long distance. ATSI, with corporate headquarters in San Antonio, Texas, currently trades under the symbol "ATIL.CDN" on the Canadian Dealing Network
(CDN) in Toronto.